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EXHIBIT 14.2





MULTI-MEDIA TUTORIAL SERVICES, INC.
CODE OF BUSINESS CONDUCT

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                            CODE OF BUSINESS CONDUCT
                                       OF
                       MULTI-MEDIA TUTORIAL SERVICES, INC.

INTRODUCTION

Multi-Media Tutorial Services, Inc., a Delaware corporation, and its subsidiaries (collectively the "Company") have a commitment to moral conduct, to ethical behavior and to operating within the letter and spirit of the law.

This Code is designed to promote honest, ethical and lawful conduct by all employees, officers and directors of the Company and, specifically, to explain the Company's standards of ethical business practices and to stimulate awareness of ethical and legal issues that may be encountered in carrying out responsibilities on behalf of the Company.

The Company recognizes that while it is not possible to define in this Code the proper conduct and ethical behavior for every situation which may arise, the Code and your own integrity should provide the answer in most situations. When uncertainty arises, it is often helpful to reflect on the following:

      1. Will my action or decision result in my disobeying the law or Company policy?

      2. Would my action or decision be viewed as fair and appropriate to others?

      3. Would I feel good if my action or decision was published in the newspaper or if my family knew about it?

Whenever there is doubt about the right ethical or legal choice to make, it is your obligation to fully disclose the circumstances and seek guidance about the right thing to do -- and continue seeking until guidance is obtained.

Specifically, if you are in a situation that you believe may involve or lead to a violation of this Code, you have an affirmative duty to disclose to, and seek guidance from, a responsible supervisor, the Legal Department, the Ethics Committee or other appropriate internal authority. Failure to comply with this Code, the Company's other corporate policies and procedures, and with federal, state, local and any applicable foreign laws, will result in disciplinary action which may include termination of service and, in appropriate cases, referral to law enforcement authorities.

The Company encourages the communication of concerns relating to the lawful and ethical conduct of business, and audit and accounting procedures or related matters. It is the policy of the Company to protect those who communicate bona fide concerns from any retaliation for such reporting. Confidential and anonymous mechanisms for reporting concerns are available and are described in this Code. However, anonymous reporting does not serve to satisfy your duty to disclose your potential involvement in a conflict of interest or in unethical or illegal conduct.

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Specific policy reminders with respect to conflicts of interest (whether actual or apparent), confidential information and other subjects are discussed below. Always consult with the Employee Handbook and Policy Manual for additional specific policies and procedures that supplement and expand on provisions of this Code.

CONFLICTS OF INTEREST

Employees, officers and directors shall deal with suppliers, customers, and other persons doing or seeking to do business with the Company in a manner that excludes consideration of personal advantage. When you work with customers, suppliers and others who want to do business with the Company, you may not benefit personally. You should seek to avoid conflicts of interest (and even the appearance of conflicts) which arise when you personally benefit from your position on behalf of the Company or misuse the assets of the Company.

While there is no "bright-line" test for what constitutes a conflict of interest and, accordingly, not every situation that may give rise to a conflict of interest can be described in this Code, employees, officers and directors should avoid:

      1. Accepting compensation from a person or entity (other than compensation from the Company) for services performed in the course of your duties on behalf of the Company;

      2. Soliciting, directly or indirectly, from vendors, patrons, or others doing business or seeking to do business with the Company any kind of gift, cash or other personal benefit. Except in the instances of common courtesy associated with accepted business practices and limited in value to an aggregate amount from all sources of One Hundred Dollars ($100.00) during a twelve month period, employees, officers and directors may not, directly or indirectly, accept any gifts, payments, fees, services, privileges, or trips without a business purpose, loans (other than conventional loans from lending institutions) or other favors from any person or business organization that does or seeks to do business with, or is a competitor of the Company. Entertainment or something of value may never be accepted in exchange for giving a vendor business or increasing the vendor's current level of business. Entertainment from a vendor may be accepted in limited circumstances, when accompanied by the vendor, if it is related to a business purpose, and is not excessive in nature (for example, a dinner or a sports event). All gifts or entertainment received must be fully described in a written log maintained by each employee, officer and director, which log shall include a description, including approximate value, of the gift or entertainment, the name and relationship of the person or entity providing such gift or entertainment and the date of its receipt. Under no circumstances may any vice president, director, manager or any employee authorized to issue complimentaries accept any gratuity of any kind from a client or vendor without the written permission of the Chief Executive Officer and Chief Financial Officer;

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      3.    Competing, either directly or indirectly, with the Company or acquiring a financial interest in an entity or entering into an association that interferes or might reasonably be thought to interfere, with your independent exercise of judgment in the best interests of the Company. Each manager and above shall devote all of his/her business time and energy to the Company and shall not engage in any other business activity without prior written consent of the Chief Operating Officer, General Manager or the equivalent thereof, obtained through the proper chain of command;

      4. Engaging in a consulting, managerial, employment or investing relationship with a competitor, patron, vendor or other party dealing with the Company (other than Minimal Ownership of publicly traded securities as a passive investment). "Minimal Ownership" means the lesser of (a) under 1% of the total outstanding class of securities or (b) 5% or less of the employee's, director's or officer's personal net worth. Employees, their relatives or friends shall not own a significant financial interest in any business organization that does or seeks to do business with or is a competitor of the Company without full written disclosure to and the prior written approval of the Chief Operating Officer, General Manager or the equivalent thereof. For purposes of this policy, a relative shall mean a spouse, parents, in-laws, siblings, children, aunts, uncles, nieces and nephews and friends shall include a fiancee, business partner, room-mate, or other close associate or personal friend;

      5. Taking or otherwise appropriating for personal benefit, or for the benefit of any other person or enterprise, any opportunity or potential opportunity that arises or may arise in any line of business in which the Company engages or is likely to engage without first notifying and obtaining the express approval of the Board. (For example, acquiring, directly or indirectly, real property, leaseholds, patents or other properties or rights in which the Company has, or is likely to have, an interest is prohibited unless approved by the Board.); and

      6. Misusing, taking or otherwise appropriating for personal benefit, or for the benefit of any other person or enterprise any Company assets or resources, including but not limited to confidential and proprietary information. The assets of the Company, including assets issued as complimentaries, are only to be utilized to advance the business goals of the Company and not to advance private economic interests.

In all instances, should a conflict or potential conflict arise, the matter must be disclosed promptly to the Ethics Committee and, if involving an officer the Board of Directors.

PROPER ACCOUNTING AND RECORD RETENTION

Employees, officers and directors are responsible for maintaining all records in an accurate manner and must fully and fairly disclose the financial condition of the Company in accordance with all applicable laws, regulations, principles and standards.

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Of particular importance,

      1. The establishment of any undisclosed or unrecorded fund or asset is prohibited.

      2. The making of any false or artificial entry on any book or record is prohibited.

      3. The making of any payment for any purpose other than stated on the document supporting the payment is prohibited.

The Company has document retention programs designed to retain those documents and records required by applicable laws and regulations. Documents may only be destroyed in compliance with these document retention programs. Notwithstanding these programs, no document may ever be destroyed during a pending investigation or litigation. Any belief that Company records are being improperly altered or destroyed must be reported immediately, as set forth in Reporting Violations, below.

DEALING WITH AUDITORS

Employees, officers and directors are prohibited from making false or misleading statements to any internal auditor or investigator or to any independent auditor or investigator properly engaged by the Company for a particular purpose. Employees, officers and directors shall not conceal or fail to reveal any information necessary to make the statements to such auditor or investigator not false or misleading.

Furthermore, no employee, officer or director of the Company shall influence, coerce, manipulate or mislead any independent public or certified accountant that is engaged in the performance of an audit of the Company's financial statements for the purpose of rendering the statements materially misleading in violation of such rules as the Securities and Exchange Commission (the "SEC") adopts. Inquiries and concerns regarding questionable accounting or auditing matters should be promptly submitted either through the confidential and anonymous reporting system described in this Code or directly to the Ethics Committee or the Chairman of the Audit Committee. (See Reporting Violations, below.)

DEALING WITH THE PUBLIC

Employees, officers and directors represent the Company to the public and at all times are expected to exhibit the highest standards of professionalism and courtesy and to act within the bounds of their authority. That means showing our well-known pride in the Company.

The Company is committed to providing full, fair and accurate disclosure in all public communications and in compliance with all applicable law, regulations and rules. Consistent with this commitment and the Company's policy regarding Insider Trading and Fair Disclosure (see below), employees are not authorized to answer questions from the media, analysts, investors or any other members of the public.

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If you should receive an inquiry, you should notify the respective property's
Chief Operating Officer, General Manager or the equivalent thereof of any media inquiries and the Chief Financial Officer of any financial inquiries. Inquiries about government regulatory interests, lawsuits and labor/employment issues should be referred to the Legal Department.

COMPLIANCE WITH LAWS AND REGULATIONS

The business of the Company shall always be conducted in full compliance with all applicable laws, regulations and the policies contained herein. Of particular importance:

      1. The use of Company funds or assets for any unlawful purpose is prohibited.

      2. Political contributions by the Company may be made where permitted by law and only after the Chief Executive Officer and the Chief Financial Officer have specifically approved them in writing. The Company encourages employees, officers and directors to participate in the political process in their individual capacities, including voluntary contributions to candidates or parties of their choice but only when and to the extent such activity is allowed by law.

      3. Payments for bribes, kickbacks, and other illegal payments, either directly or indirectly, to individuals or other entities for any purpose are prohibited.

      4. Delivering any money or other thing of value to a labor organization or its officers or agents.

PROHIBITION ON LOANS TO EXECUTIVE OFFICERS AND DIRECTORS

The Company shall not, directly or indirectly, including through any subsidiary, make or maintain any new extension of credit or arrange for the extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. This prohibition includes corporate guarantees but excludes loans under the Company's 401(k) plan, reimbursable travel and similar expenses incurred while performing executive responsibilities, reimbursable relocation expenses, use of company vehicles for business purposes, and credit and charge cards used only in connection with business and limited ancillary personal purposes (e.g., personal items included in hotel room charges) settled within a reasonable time period (e.g., monthly).

CONFIDENTIAL AND PROPRIETARY INFORMATION

The Company is justifiably proud of its preeminent position in the airlines operating and reservation systems industry. That leadership position has been achieved because of the imagination, initiative and energy with which each employee, officer and director does his/her job. As a result, the Company has developed and continues to develop proprietary concepts, programs and approaches to the business which has and will continue to place it on the leading edge. To remain there and to protect our Company it is essential that we pay our utmost attention to the possession, use, and disclosure of confidential information.

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In consideration of the foregoing, employees, officers and directors are prohibited, both during and following employment, unless specifically authorized by the Chief Executive or Operating Officers, from possessing off- Company premises or disclosing, directly or indirectly, to anyone outside the Company or to any other employee, officer or director who has no need for the information, confidential information concerning the Company which has not been disclosed by the Company to the general public.

Examples of such information include:

      1. Financial data (e.g., operating results, capital plans and expenditures, budgets, relationships with vendors, etc.);

      2.    Development plans and strategies;

      3.    Business plans and strategies;

      4.    Customer, patron, outside consultant and supplier lists or names;

      5.    Marketing plans, strategies, analyses and research;

      6.    Advertising plans, strategies, analyses and research; and

      7. Organization charts, grade and salary data, and policy and procedures manuals.

Information of this type is proprietary to the Company and critical to its success. These examples are not intended as an exhaustive cataloging of confidential information nor as a substitute for the exercise of good judgment by employees, officers and directors concerning confidential information. Any questions as to whether a proposed use or disclosure of information violates this policy should be referred promptly to the Ethics Committee for resolution.

INSIDER TRADING AND FAIR DISCLOSURE

Federal and state laws prohibit buying, selling or making other transfers of securities by persons who are aware of material information that is not generally known by, or available to, the public. These laws also prohibit persons with material nonpublic information from disclosing that information to others who may trade. This type of conduct is referred to as "insider trading." Federal law also affects when and how a company or a person acting on its behalf may disclose material nonpublic information to certain persons outside the Company, such as investment analysts and shareholders. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding to buy, hold or sell a security (e.g., earnings estimates, significant business investments, mergers, acquisitions, dispositions and other developments, expansion or curtailment of operations, and other activity of significance).

Accordingly, no employee, officer or director of the Company may: (a) trade securities of the Company or any other Company while in possession of material inside information with respect to that Company; (b) recommend or suggest that anyone else buy, sell, or hold securities of any Company while the employee is in possession of material inside information with respect to that Company (this includes formal or informal advice given to family, household members and friends); and (c) disclose material inside information to anyone, other than those persons who need to know such information in order for the Company to properly and effectively carry out its business (e.g., to lawyers, advisers and other Company employees working on the matter). Of course, where material inside information is permitted to be disclosed, the recipient should be advised of its non public nature and the limitations on its use. Any questions as to whether information is material or non-public should be directed to the Company's Legal Department.

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All employees, officers and directors must provide full, fair and accurate disclosure in all government filings and public communications. Employees are not authorized to answer questions from the media, analysts, investors or any other members of the public. If you should receive such an inquiry, you should notify the respective property's Chief Operating Officer, General Manager or the equivalent thereof of any media inquiries and the Chief Financial Officer of any financial inquiries.

Inquiries about government regulatory interests, lawsuits and labor/employment issues should be referred to the Legal Department.

Additional guidance regarding insider trading and full disclosure is provided in the Company's Policy on Insider Trading and Communications with the Public (the "Insider Trading Policy"). Each employee, officer and director has an obligation to read and understand the Insider Trading Policy, and certification of this Code indicates such understanding.

EMPLOYMENT PRACTICES

To compete successfully, the Company must be a place where talent prevails and where people are free to perform to their highest potential.

Basing employment and advancement on anything other than a person's ability and performance is inexcusable and clearly against the Company's best interests. As has always been the case, we do not discriminate against job applicants or employees because of race, religion, color, national origin, gender, age, veteran status, handicap or disability. We will also not tolerate any behavior which fosters an environment of harassment or "jokes" based on physical or cultural differences. We demand the same from our suppliers and vendors.

All employees, officers and directors share the duty to see that our workplace stays free of these obstacles to productivity.

RELATIONSHIPS WITH CUSTOMERS AND VENDORS

      FAIR DEALING

Employees, officers and directors are expected to deal fairly with the Company's suppliers, customers, competitors and employees. No employee, officer or director should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. We respect the confidentiality and privacy of our suppliers and customers. Information about the Company's suppliers, customers, competitors and employees must be used in an ethical manner and in compliance with the law. Under no circumstance should information be obtained through theft, illegal entry, blackmail, or electronic eavesdropping, or through misrepresenting affiliation with the Company or identity. Any confidential or proprietary information should not be used if it is suspected that such information has been obtained improperly.

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Similarly, each employee, officer and director is expected to respect and protect any confidential or proprietary information shared with the Company unless disclosure is necessary to comply with statutory requirements, subpoenas, court orders or other lawful process or properly authorized government investigations. This information should not be released without proper authorization and should be used for legitimate business purposes only. Employees and officers should not divulge any proprietary information about their former employers, nor shall any employee, officer or director ever ask them to.

Customers and potential customers are entitled to receive accurate information regarding prices, capabilities, terms and scheduling. The Company strives to produce advertisements that are fair, accurate and lawful. False or misleading statements to sell or market Company products or services are to be strictly avoided. Immediate efforts should be made to correct any misunderstanding that may exist with a customer or potential customer.

      ANTITRUST

Antitrust laws exist to promote competition in order to provide consumers with the best combination of price and quality and to promote efficiency. The most frequent antitrust violations involve agreements, whether written or oral, between competitors that attempt to increase profits by fixing the terms on which they will compete or by agreeing not to compete against one another in some way. Employees may never discuss or agree with any competition concerning any of the following:

      o     Prices
      o     Elements of price
      o     Offers or services available to the public
      o     Rules or odds of the games
      o     Comping guidelines or other marketing strategies

Antitrust is a complex area. If you are uncertain about certain activity, contact your supervisor or the Legal Department before taking any action. Every employee, officer and director is required to report promptly to the Legal Department any misconduct of which he or she is aware, either inside or outside of the Company, which raises antitrust concerns.

MISCELLANEOUS

      1. All leases, contracts and agreements must be in writing and approved by the Chief Operating Officer, General Manager or the equivalent thereof of the Company prior to completion of formal arrangements.

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      2.    Employees, officers and directors shall only use or borrow Company property or assets in accordance with procedures established therefor.

      3. Any work, invention, innovation, idea, or product of any kind developed or produced by an employee or officer during or arising out of his/her employment or engagement ("Work") shall be and remain the exclusive property of the Company. The foregoing applies whether or not such Work was conceived or performed during Company hours or on Company equipment. Employees must assist the company in obtaining patents, copyrights, or other legal protection for such Work for the Company's benefit (although same will be the exclusive property of the Company whether or not patented or copyrighted).

      4. In order to provide the Company with the information necessary to maintain its position in the industry, employees and officers have the affirmative obligation to notify in writing the Board of Directors, in the event of any of the following:

                  o He/she is named in a lawsuit as defendant, plaintiff or third-party related to Company business.
                  o He/she is arrested, indicted or convicted of any crime or disorderly persons offense, excluding traffic violations.
                  o He/she is subpoenaed to testify or produce evidence in any matter related to Company business.
                  o He/she is the subject of an investigation or questioned by any law enforcement or regulatory agency related to Company business.
                  o He/she is named in a complaint filed by any regulatory agency.

      5. All computer software and similar materials necessary for an employee to perform his/her duties will be provided by the Company. No employee, officer or director shall copy any such software or bring into the workplace software or other materials not provided by the Company.

      6. All employees shall comply with all policies and procedures of the Company and shall notify their supervisor of any known non-compliance by the Company or other employees.

      7. Only the Chief Operating Officer, General Manager or the equivalent thereof, or above, has the authority to enter into any agreement concerning employment of any individual and must do so in writing.

SCOPE

This Code is not meant to be, and in no way could be, all-inclusive. If you have a question regarding your business conduct, do not hesitate to discuss the question either with the person to whom you report, or any vice president of the Company. Designated personnel will be requested to sign a certification at the time of their initial hiring and periodically thereafter, affirming a knowledge and understanding of this policy on business conduct and stating they have fully complied with the policy and, to the extent they have a knowledge of any violations of the policy, they have reported the same in writing to the Ethics Committee.

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Allegations of Code violations will be reviewed and investigated by the
Company's Board of Directors or committee of the Board appointed to serve as the Company's Ethics Committee, or, in appropriate circumstances (the "Ethics Committee"), by the Company's Audit Committee. Violations of this Code may result in, among other actions, suspension of work duties, diminution of responsibilities or demotion, and termination of employment. Any waivers of this Code may be made only by the Board of Directors. Any waivers for officers or directors must be promptly disclosed as required by applicable law and/or stock exchange regulation.

REPORTING VIOLATIONS

Employees, officers and directors have a strict obligation to promptly report any known or suspected conflict or potential conflict of interest or other infraction or potential infraction of this Code, whether involving self or others, to the Board of Directors or Ethics Committee. (Employees, officers and directors may report directly to the Chairman of the Board of Directors or use the confidential and anonymous reporting system described below. Note that anonymous reporting does not satisfy an Officer's obligation to self-report his or her own violations or potential violations.)

Suspected policy violations and complaints regarding accounting, internal accounting controls or auditing matters may be reported (including confidential and anonymous reports) by telephone, email or letter to the Board of Directors or Ethics Committee. If the recipient concludes that an asserted violation of this Code involves a Vice President of the Company or above or involves a violation or potential violation of the Company's Code of Ethics for Principal Officers, he or she shall immediately report such asserted violations to the Chief Executive Officer and Board of Directors.

Reprisals for reporting an actual or possible violation of this Code are strictly prohibited. The Board of Directors shall take appropriate disciplinary action, including, potentially, dismissal of an employee, officer or director who has violated this Code and, if called for, refer the matter to regulatory and law enforcement officials.

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